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Exhibit 23.09

ENGINEER'S CONSENT

        As per your request, Sproule Associates Limited hereby gives consent to Questar Exploration and Production Company to release the subject evaluation as necessary to satisfy its filing requirements.

Sproule Associates, Ltd.
/s/ DOUGLAS R. BATES P. ENG.

Calgary, Canada
February 22, 2002

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  Exhibit 23.09
ENGINEER'S CONSENT